
EXHIBIT 11.1

                                                             ACCOM, INC.
                                           STATEMENT RE COMPUTATION OF NET LOSS PER SHARE
                                                  (In thousands, except share data)


                                                                              Three months ended               Six months ended
                                                                              ------------------               ----------------
                                                                            March 29,      March 31,        March 29,      March 31,
                                                                              1997           1996             1997           1996
                                                                            -------         -------         -------         -------
Primary and fully diluted:

     Net Income                                                             $  (258)        $  (187)        $(4,755)        $   (46)
                                                                            =======         =======         =======         =======

  Shares used in Computation of Net Income Per Share(1)
Weighted average shares of common stock outstanding                           6,579           6,419           6,570           6,412
                                                                            -------         -------         -------         -------
     Net effect of dilutive stock options Preferred Stock
Shares used in net income per share computation                               6,579           6,419           6,570           6,412
                                                                            =======         =======         =======         =======

Net income (loss) per share                                                 $ (0.04)        $ (0.03)        $ (0.72)        $ (0.01)
                                                                            =======         =======         =======         =======


(1)     Conversion  equivalent shares from stock options and convertible preferred stock are excluded from the computations as their effect is anti-dilutive.

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